EXHIBIT 5.1


                           WEIL, GOTSHAL & MANGES LLP
                      767 FIFTH AVENUE - NEW YORK, NY 10153
                                  212-310-8000
                               (FAX) 212-310-8007


                                  July 1, 2009


L-1 Identity Solutions, Inc.
177 Broad Street, 12th Floor
Stamford, CT 06901

Ladies and Gentlemen:

                  We have acted as counsel to L-1 Identity Solutions, Inc., a Delaware corporation (the "Company"), in connection with the Company's Amendment No. 1 to Registration Statement No. 333-159411 on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended, in connection with the registration for resale by Mr. Robert V. LaPenta of an aggregate of 1,310,992 shares (the "Shares") of common stock, par value $0.001, of the Company (the "Common Stock"). The Shares were issued by the Company upon conversion of shares of non-voting Series A Convertible Preferred Stock ("Series A Preferred Stock") held by Mr. LaPenta, pursuant to the terms and conditions of the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock (the "Certificate of Designations") and the Securities Purchase Agreement, dated as of June 29, 2008, by and between the Company and Mr. LaPenta (the "Stock Purchase Agreement"). The Registration Statement was filed pursuant to the Registration Rights Agreement, dated as of June 29, 2008, by and between the Company and Mr. LaPenta.

                  In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated By-Laws of the Company; (iii) the Registration Statement; (iv) the Certificate of Designations, (v) the Stock Purchase Agreement; and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

                  In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity of original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

                  Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares being registered for resale pursuant to the Registration Statement have been duly authorized and were validly issued, fully paid and non-assessable when issued upon conversion of the Series A Preferred Stock.

                  The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

                  We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.



                                                Very truly yours,

                                                /s/ Weil, Gotshal & Manges LLP
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                                                Weil, Gotshal & Manges LLP






























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